EXHIBIT 107

Calculation of Filing Fee Tables

F-3

(Form Type)

HSBC Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	8.000% Perpetual Subordinated Contingent Convertible Securities (Callable During Any Optional Redemption Period)	457(o)	$2,000,000,000	100%	$2,000,000,000	$110.20 per $1 million	$220,400

Total Fee Due								$220,400

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $2,000,000,000.